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                                  Exhibit D(2)

                        INVESTMENT SUB-ADVISORY AGREEMENT

         THIS AGREEMENT is dated this _____ day of _____________________, 2001 by and between NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC (the "Advisor") and CAPITAL GUARDIAN TRUST COMPANY (the "Sub-Advisor").

         WHEREAS, the Advisor serves as investment advisor to Northwestern Mutual Series Fund, Inc. Domestic Equity Portfolio (the "Fund") for which The Chase Manhattan Bank acts as custodian ("the Custodian"); and

         WHEREAS, Northwestern Mutual Series Fund, Inc. is an open-end diversified management investment company of the series type, registered under the Investment Company Act of 1940; and

         WHEREAS, the Fund is represented by a separate class of capital stock of Northwestern Mutual Series Fund, Inc.; and

         WHEREAS, the Advisor desires to retain the Sub-Advisor to provide certain investment advisory services to the Fund as the Advisor and the Sub-Advisor mutually agree upon from time to time.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the Advisor and the Sub-Advisor hereby agree as follows:

I.  APPOINTMENT AS INVESTMENT SUB-ADVISOR

Through approval by the Fund's Board of [Directors/Trustees], the Sub-Advisor has been appointed as an investment sub-advisor for the Fund, and as such the Sub-Advisor will establish and maintain a discretionary investment advisory account (the "Account") consisting of securities, funds or other assets contributed, or liabilities allocated, (i) as the Advisor shall initially designate for the purposes of opening this Account, (ii) as the Advisor may from time to time designate in writing to Sub-Advisor and (iii) as the Advisor may substitute pursuant to this Agreement.

The Sub-Advisor shall invest and reinvest the assets of the Account at such times and in such securities as are believed to be in the best interest of the Fund, and in accordance with (i) the applicable provisions of the Investment Company Act of 1940 (the "1940 Act") and section 817(h) of the Internal Revenue Code of 1986, as amended, to the extent that they may be reasonably contemplated as the Sub-Adviser's duty, for the duration of this Agreement; and (ii) the applicable provisions of the Fund's governing instruments, including its Declaration, Bylaws, Registration Statement, Statement of Additional Information, Prospectus or otherwise stated investment objectives, policies and restrictions adopted on behalf of the Fund by the Fund's Board of Directors (the "Board") from time to time and communicated to the Sub-Advisor in writing (collectively, the "Fund's Governing Instruments").

The Sub-Advisor shall have full authority to act in regard to the Account, and shall have authority to act for the custodian of the Fund or its successor (the "Custodian"), for the purpose of placing orders to effect for the Account any purchase, sale, exchange, or liquidation of assets allocated to the Account.
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II.  REPORTS AND RECORDS

The Sub-Advisor shall furnish the Custodian and the Advisor in a timely manner with monthly appraisals of the Account valued as of the last business day of the month, a summary of purchases and sales and such other reports as shall be agreed upon from time to time.

The Sub-Advisor shall promptly, upon their reasonable request, make available to the Advisor and/or the Fund's Board, all investment records and ledgers maintained by the Sub-Advisor relating to the Fund, in order to assist the Advisor and the Board with their compliance with respect to the Fund's securities transactions as required by the 1940 Act and the Investment Advisers Act of 1940 (the "Advisers Act'), as well as other applicable laws.

In compliance with the requirements of Rule 31a-3 of the 1940 Act, the Sub-Advisor hereby agrees that all books and records which it maintains for the Fund are the Fund's property. The Sub-Advisor further agrees, that upon the reasonable request of the Advisor or the Fund, the Sub-Advisor will promptly relinquish such records. The Sub-Advisor will preserve the records required to be maintained by (i) Rule 31a-1 of the 1940 Act for the period of time prescribed by Rule 31a-2 of the 1940 Act, and (ii) Rule 204-2 of the Advisers Act for the periods of time prescribed by the Advisers Act.

III.  COMPENSATION

For services hereunder, the Sub-Advisor shall be compensated in accordance with the Fee Schedule attached hereto and incorporated herein. The Advisor hereby agrees to provide, or will direct the Custodian to provide, the Sub-Advisor with the daily average net assets on a monthly basis.

IV.  PROXY VOTING

The Sub-Advisor shall, through any of its officers or employees, vote proxies as the Sub-Advisor believes is in the best interest of the Fund, and as of the record date for voting such proxies. The Advisor shall take all actions necessary to effect delivery of the proxy solicitations to the Sub-Advisor in a timely manner, including, but not limited to, effecting delivery of any proxy solicitation received by a third party who may hold securities on behalf of the Fund, and shall verify, or shall cause such third party to verify, at such time, that the number of shares of an issuer's securities indicated in a proxy solicitation equals the number of shares of such issuer's securities held by or for the benefit of the Fund and held in the Account as of the record date for voting the proxies.

V.  RESPONSIBILITY FOR DIVERSIFICATION

Unless the Sub-Advisor has sole investment authority over all assets of the Fund, the Sub-Advisor shall have no responsibility for the manner in which the Fund assets, considered in the aggregate, shall be diversified; provided, however, that, the Sub-Advisor shall diversify the assets of the Account to the extent necessary to minimize the risk of large losses.

VI.  OTHER SERVICES

The Sub-Advisor shall, on invitation, attend meetings with representatives of the Advisor and/or the




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Fund to discuss the position of the Account and the immediate investment outlook, or shall submit its views in writing as the Advisor may reasonably suggest from time to time.

VII.  REPRESENTATIONS AND WARRANTIES

By entering into this Agreement, the Sub-Advisor represents and warrants that:

         (i) it is a state-chartered trust company, authorized by the California Department of Financial Institutions to carry on a trust banking business;

         (ii) it has full power and authority to enter into this Agreement, and that the undersigned has full power and authority to execute this Agreement on the Sub-Advisor's behalf;

         (iii) it is a "bank" under Section 202(a)(2) of the Advisers Act, however, due to services the Sub-Advisor provides to registered investment companies, the Sub-Advisor is registered as an Investment Advisor under the Act and has therefore provided the Company with a current copy of Part II of its Form ADV (the "Sub-Advisor's ADV"); and

         (iv) it has adopted and maintains a written code of ethics complying with the requirements of Rule 17j-1 of the 1940 Act, and will provide the Advisor and/or the Fund, upon reasonable request, with copies of such code of ethics as amended from time to time.

By entering into this Agreement, the Advisor represents and warrants that:

         (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for as long as this Agreement remains in effect, or else will immediately notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment advisor to the Fund or any investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

         (ii) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, that it is duly authorized and empowered by the Fund to enter into this Agreement, and that the undersigned has full power and authority to execute this Agreement on the Advisor's behalf; and

         (iii) all securities, funds and other assets which at any time constitute the Account are the sole property of the Fund and are free from any charge or encumbrance; and

         (iv) it has received a copy of the Sub-Advisor's ADV. To the extent that the Advisor has received the Sub-Advisor's ADV within 48 hours of the date of this Agreement, and upon its review the Advisor decides to terminate this Agreement, the Company may do so within 5 (five) business days without penalty.

VIII.  EXECUTION OF PURCHASES AND SALES

Unless otherwise specified in writing to the Sub-Advisor by the Advisor or the Fund, all orders for the purchase and sale of securities for the Account shall be placed in such markets and through such brokers as in the Sub-Advisor's best judgment shall offer the most favorable execution of each



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transaction. The Sub-Advisor undertakes to use all reasonable care and diligence in its choice of brokers and, in the event that any broker fails on the due date, or within such reasonable period as the Sub-Advisor may decide, to deliver any necessary documents or, as the case may be, to pay any amount due, the Sub-Advisor will, on request, endeavor to pursue on behalf of the Fund all appropriate legal remedies against such broker to recover such documents or amount due or compensation in lieu thereof. The costs and expenses properly incurred by the Sub-Advisor in connection with the pursuit of such remedies shall be debited to the Account.

IX.  CUSTODY OF ASSETS

Nothing contained herein shall be deemed to authorize the Sub-Advisor to take or receive physical possession of any of the assets of the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Sub-Advisor may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Sub-Advisor's direction shall rest upon the Custodian. The Sub-Advisor shall have no liability with respect to the custody arrangements or the acts, conduct or omissions of the Custodian.

The Advisor shall instruct the Custodian to furnish such information about the Fund and its assets as the Sub-Advisor may from time to time reasonably request in connection with the performance of its duties under this Agreement. The Advisor acknowledges that the Sub-Advisor will be relying on the Custodian's identification of any assets contributed, or liabilities allocated, from time to time to the Account, as well as their availability for sale as applicable. The Sub-Advisor may reasonably rely without further inquiry upon any information furnished to it by the Custodian hereunder, and the Sub-Advisor will not be responsible for any errors or omissions arising from any inaccuracies in such information.

X.  NON-EXCLUSIVE CONTRACT

The Sub-Advisor acts as adviser to other clients and may give advice, and take action, with respect to any such client which may differ from the advice given, or the timing or nature of action taken, with respect to the Account. The Advisor acknowledges that:

         (i) the Sub-Advisor shall have no obligation to purchase or sell for the Account, or to recommend for purchase or sale by the Account, any security which the Sub-Advisor, its principals, affiliates or employees may purchase or sell for themselves or for any other clients;

         (ii) there may be occasions when portfolio transactions are executed as part of concurrent authorizations by the Sub-Advisor and its affiliates to purchase or sell the same security for other client accounts served by the Sub-Advisor and its affiliates. Although such concurrent authorizations potentially could be either advantageous or disadvantageous to the Sub-Advisor's client accounts, they are effected only when the Sub-Advisor believes that to do so is in the interest of its respective client accounts. When such concurrent authorizations occur, the executions will be allocated in an equitable manner amongst each of the Sub-Advisor's and its affiliates' client accounts; and

         (iii) transactions in a specific security may not be accomplished for all the Sub-Advisor's or its affiliates' client accounts at the same time or at the same price.


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XI.  NOTICES

All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses or telex or facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice):

         (a)      if to the Sub-Advisor, to:

                           Capital Guardian Trust Company
                           333 South Hope Street, 55th Floor
                           Los Angeles, California  90071
                           Facsimile transmission number:  (213) 486-9218
                           Attention:  Treasurer

         (b)      if to the Advisor, to:

                           Northwestern Mutual Investment Services LLC
                           c/o Northwestern Mutual Life Company
                           720 E. Wisconsin Ave.
                           Milwaukee, WI  53202
                           Facsimile transmission number:  (     )
                           Attention: Sr. Vice President, Public Markets

Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

XII.  EFFECTIVE PERIOD OF AGREEMENT AND AMENDMENTS

This Agreement shall become effective on the date first written above and shall continue thereafter for successive annual periods, providing such continuance is specifically approved at least annually by (i) Northwestern Mutual Series Fund's board of directors or (ii) a vote of the "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of Northwestern Mutual Series Fund's board of directors who are not "interested persons" (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. . Any amendment to this Agreement shall be written and signed by both parties to this Agreement. The Sub-Advisor may be terminated at any time by the Advisor, by the board of directors of Northwestern Mutual Series Fund, or by the holders of a majority of the Fund's shares, by written notice, subject to the Account's obligation to fulfill all transactions authorized prior to such termination, and the Sub-Advisor may terminate the Agreement upon thirty days' written notice to the Advisor. There shall be no penalty for such termination, and the fee for the final period shall be adjusted proportionately.

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Any provision of this Agreement which is subsequently found to be prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

XIII.  LIMITATION ON LIABILITY/INDEMNIFICATION

The Sub-Advisor shall not be liable to the Adviser, the Fund, any shareholder of the Fund or any other person for any act or omission in rendering services under this Agreement, or for losses sustained in connection with the matters to which this Agreement relates, so long as there has been no willful misconduct, bad faith, gross negligence or reckless disregard of obligations on the part of the Sub-Adviser.

The Sub-Advisor shall indemnify and hold harmless the Advisor, its affiliated companies, and their respective officers, directors, employees and affiliated persons and controlling persons from any and all losses, claims, damages, or liabilities (including reasonable attorney's fees and related costs and expenses), to the extent caused by the willful misconduct, bad faith, gross negligence, or reckless disregard of its obligations hereunder.

The Advisor shall indemnify and hold harmless the Sub-Advisor, its affiliated companies, and their respective directors, officers, employees and affiliated persons and controlling persons (collectively, the "Indemnified Sub-Advisor Parties") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and related costs and expenses) to which any of the Indemnified Sub-Advisor Parties may become subject in connection with the matters to which this Agreement relates, including without limitations claims, etc. under federal or state securities laws or under any other statute, at common law or otherwise, provided that no indemnity is required by the Advisor for any matter which requires the Sub-Advisor to provide an indemnity under the previous paragraph.

XIV.  NON-ASSIGNABILITY

As defined under the 1940 Act, this Agreement is not to be assigned by either party without the prior written approval of the other. Upon such assignment, this Agreement will be immediately terminated.

XV.  USE OF NAME

The Advisor acknowledges and agrees that the names "Capital Guardian Trust Company," "Capital Guardian," and any of the other names of the Sub-Advisor or the Sub-Advisor's affiliates (including but not limited to the name "American Funds Group"), and any derivative or logo or trade or service mark thereof (collectively, the "Names and Trademarks"), are the valuable property of the Sub-Advisor and the Sub-Advisor's affiliates. The Advisor shall not have the right to use the Names and Trademarks without the prior, express, written consent of the Sub-Advisor, which such consent shall not be unreasonably withheld for the period of time of which this Agreement is in effect. Immediately, upon the termination of this Agreement, the Advisor shall cease to use such Names and Trademarks.

The Advisor agrees that it will review with the Sub-Advisor any advertisement, sales literature or



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notice prior to its use or publication that makes reference to the Names and/or
Trademarks, so that the Sub-Advisor may review the context in which the Names and/or Trademarks are being referred to, it being agreed that the Sub-Advisor shall have no responsibility to ensure the adequacy of the form or content of such materials for the purposes of the 1940 Act or other applicable laws or regulations. If the Advisor or the Fund makes any unauthorized use of, or reference to, the Names or the Trademarks the Advisor acknowledges that the Sub-Advisor shall suffer irreparable harm for which monetary damages may not be completely adequate, and therefore the Sub-Advisor may also be entitled to injunctive relief.

XVI.  FORCE MAJEURE

The Sub-Advisor shall not be liable for any failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond the Sub-Advisor's reasonable control, and the Sub-Advisor shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by the Advisor or the Fund. In such case, the terms of the Agreement shall continue in full force and effect and the Sub-Advisor's obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHWESTERN MUTUAL INVESTMENT SERVICES LLC

By:
   -------------------------------------
Name:
Title:

CAPITAL GUARDIAN TRUST COMPANY

By:
   -------------------------------------
   Michael A. Felix
   Vice President

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--------------------------------------------------------------------------------
Capital Guardian Trust Company                  U.S. Equity - Separate Account
Fee Schedule                                    Sub-Advisory Services
--------------------------------------------------------------------------------

Minimum Annual Fee (based upon an account size of $100 million) ... $375,000

                                                       Incremental Annual Fee Rate
Base Fee Calculated on Total Assets                  as a Percentage of Market Value
------------------------------------                 -------------------------------
On the first $25 million                                      .55 of 1%
$25 million to $50 million                                    .40 of 1%
Over $50 million                                              .275 of 1%


--------------------------------------------------------------------------------

Fees will be calculated daily and are based on the market or appraised value of the account at the close of each day.

FEE AGGREGATION POLICIES

Fee aggregation will apply to all accounts managed by Capital Group companies, except for: emerging markets equity investments, investments in funds with internally charged fees, and other accounts determined by Capital Guardian Trust Company ("Eligible Accounts"). In order to achieve the benefit of fee aggregation, the combined actual fees must exceed the combined total of the minimum fee applicable to each of the client's Eligible Accounts.

For additional Eligible Accounts with the same investment objectives and guidelines, all assets for these Eligible Accounts will be aggregated for fee calculation purposes.

For additional Eligible Accounts with different investment objectives and guidelines:

     Each account will be charged on the first $10 million at the initial breakpoint rate for the appropriate mandate. Any incremental assets over $10 million will be aggregated and charged at the incremental rate for the appropriate mandate.

     Assets invested in commingled funds will be aggregated and charged at the incremental rate for the appropriate mandate.

     The first additional account within a new country will be charged on the first $25 million at the initial breakpoint rate for the appropriate mandate. Any incremental assets over $25 million will be aggregated and charged at the incremental rate for the appropriate mandate.

For fee aggregation purposes, Eligible Accounts will be aggregated in the following order: balanced, equity-developed markets, convertible, fixed-income-high yield, fixed-income-emerging markets, and fixed-income-developed markets.

Unless otherwise requested, the benefit from fee aggregation for clients with multiple accounts will be calculated by comparing total aggregated fees to total unaggregated fees for all Eligible Accounts. The resulting percentage discount will be applied to each Eligible Account's unaggregated fees. If all Eligible Accounts are not denominated in the same currency, the local currency assets of each Eligible Account and the related fees calculated on an unaggregated basis will be converted to a



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designated base currency using the applicable foreign exchange rate. The total of such fees will be compared to the Eligible Accounts' total aggregated fees. The resulting percentage discount will then be applied to each Eligible Account's unaggregated fee as determined in the applicable currency.

FEE DISCOUNTS AND ELIMINATION OF FEE BREAKPOINTS

The following fee discount will be applied based upon the total aggregated fees:

     Clients between $1.25 million to $4 million           5% discount
     Clients between $4 million to $8 million            7.5% discount
     Clients between $8 million to $12 million            10% discount
     Clients over $12 million                           12.5% discount

For this purpose, aggregated fees will include all fees from separate accounts, commingled funds, and funds with internally charged fees managed by Capital Group companies, except for investments in American Funds' mutual funds. The resulting fee discount percentage will be applied to each account's fees (excluding fees related to investments in funds with internally charged fees).

For clients whose total aggregated fees (before discounts) exceed $3 million, fee breakpoints will be eliminated and each account will be charged at the lowest marginal fee rate applicable to the account's fee schedule.

To determine the applicable fee discount level and breakpoint elimination threshold, the total aggregated fees for the quarter will be annualized. For this purpose, all local currency fees will be converted to a designated base currency.

Fees related to investments in funds with internally charged fees will be estimated by multiplying the quarter end value of the investment (adjusted on a prorated basis for any contributions or withdrawals during the quarter) by the fund's effective fee. For this purpose, the effective fee will be based on the value of the fund's quarter end assets and the fund's current fee schedule.

Applicable discount levels and the elimination of fee breakpoints will be effective beginning with the first quarter a discount threshold is exceeded and will remain in effect unless the total fees fall below the discount threshold due to a significant withdrawal of assets. A decline in the market alone will not cause the reinstatement of a lower discount level or fee breakpoints.

VALUATION

For the purpose of the fee calculation, the market value of the securities of the account shall be determined as of the close of business on the last business day of each calendar month as follows:

(a) listed securities shall be valued at readily available market quotations which may be the "composite price or such other market quotations representing the fair market value on the valuation day, or if no sale, at the last reported bid price on a national securities exchange; and

(b) unlisted securities shall be valued at readily available market quotations which may be the
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     "composite price" or a quote obtained from a market maker. Shares or units held of any collective, commingled or common trust fund shall be valued at the unit value of the fund coinciding with, or first preceding the valuation day of the account; and

(c) all fixed-income securities shall be valued at a price obtained from a recognized bond pricing service, or a quote obtained from a market-maker; and

(d) if a price cannot be obtained for a security or the above obtained price is not representative of the security's fair value, such security shall be valued at the fair value at which it is expected that it may be resold, as determined in good faith by the Manager; and

(e) assets or liabilities expressed in currencies other than the account's base currency will be translated into the account's base currency at the exchange rate prevailing at the time of valuation.